Exhibit 99

1700 Broadway, Suite 2300 Denver, CO 80290‑2300 Phone: 303‑837‑1661 FAX: 303‑861‑4023

News Release

Company Contact: Eric K. Hagen	May 1, 2019
Title: Senior Vice President, Investor Relations	For immediate release
Phone: 303‑837‑1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces First Quarter 2019

Financial and Operating Results

•	First Quarter 2019 Daily Production Averaged 128,670 BOE/d
•	First Quarter 2019 Williston Basin Production Averaged 113,215 BOE/d, a 10% increase Year-over-Year and a 2% increase over Fourth Quarter 2018
•	First Quarter Capital Expenditures Totaled $219 Million with $201 Million Related to Operated Properties and $18 Million Related to Non-Operated Properties
•	Eastern Williston Basin Pod 8 Infills and Bartelson Generation 4.0 Completions Outperform Parent Well Production by over 100%, after 180 days on Production
•	Northern Williston Basin Cassandra-Area Bakken and Three Forks Wells Deliver 37% and 48% Better Average Production Results than Offset Operators over 100 days on Production
•	Southern Hidden Bench Stenehjem Wells on Trend to Exceed Parent Well Production by over 100%

DENVER – May 1, 2019 – Whiting’s (NYSE: WLL) production in the first quarter 2019 totaled 11.6 million barrels of oil equivalent (MMBOE), an average of 128,670 barrels of oil equivalent per day (BOE/d).  Crude oil and natural gas liquids (NGLs) comprised 65% and 17% of total production, respectively.   Whiting maintained a relatively flat production profile from fourth quarter levels despite severe winter weather.

Capital expenditures of $219 million reflect a lower than anticipated level of facilities spending offset by a higher level of non-operated activity.  On balance, capital spending remains consistent with the Company’s expectations.  In the second half of the year, the quarterly rate of capital expenditures is projected to decline as front-end loaded completion and drilling spending translates into a  higher level of put on production (POP) activity and production growth.

Bradley J. Holly, Whiting’s Chairman, President and CEO, commented, “During the first quarter of 2019, our teams demonstrated their ability to execute under the most severe weather conditions and maintain a strong production profile.  As we head into the spring and summer months, we intend to POP 104 wells over the next two quarters in the Williston Basin and unlock the full potential of our top-tier assets.  As we ramp up production and taper capital spending, we expect to drive a strong free cash flow profile, particularly in the second half of the year.  To protect this projected free cash flow we have continued to layer on hedges at strong prices and now have approximately 57% of our production hedged for the second half of 2019.”

Mr. Holly continued, “We continue to gain momentum as we expand the potential of the Bakken and Three Forks horizons across the Williston Basin. From expanding the Bakken core through Generation 4.0 and 5.0 completions to infill drilling in established fields that have improved new well performance by over 100%, Whiting is driving growth and taking the right steps to deliver peer leading free cash flow.”

The Company’s oil to total production ratio declined slightly during the quarter due to natural declines in oil production, increased gas capture in the Williston Basin and weather impacts at its Redtail Field.  This trend is expected to reverse as the Company brings on oil volumes from 104 new Williston Basin wells that will be POP in the second and third quarters versus only 11 in the first quarter.

Oil differentials improved significantly from fourth quarter 2018 levels but remained elevated relative to annual guidance during the first quarter of 2019.   Subsequent to the end of the first quarter, differentials have returned to normal levels.  Natural gas and NGL pricing weakened significantly during the first quarter due to a seasonal decline in demand but have also since recovered.  Lease operating expense per BOE for the first quarter reflects a higher level of workover activity due to winter weather impacts and is expected to normalize going forward.  Company cost guidance has been adjusted to reflect first quarter results.  Projections for the remainder of the year are largely consistent with prior guidance.

Operations Update

First quarter 2019 production averaged 128,670 BOE/d.  Williston Basin production averaged 113,215 BOE/d, a 10% increase year-over-year and a 2% increase from Q4 2018.  Redtail field production averaged 14,925 BOE/d, a 16% decrease from Q4 2018 because of wellhead freeze offs associated with severe winter weather.  During the quarter, Whiting drilled 34 gross wells, completed 27 gross wells and put on production 11 gross wells in the Williston Basin.

In the Eastern Williston Basin, Whiting has pursued multiple infill drilling projects that bracket its Sanish Field.  At its Pod 8 project, infill Bakken and Three Forks wells have outperformed parent wells by approximately 160% and 230%, respectively, after 180 days on production.  Parent wells have experienced a marked increase in production relative to the trend prior to infill drilling.  The Bakken wells drilled in the Bartelson unit, located at the far western edge of the Sanish Field, have outperformed the parent well by 244% after 180 days on production.  The parent well in the Bartelson area saw a substantial and sustained positive response to infill drilling, flowing for over four months after the new completions.  At the Company’s Pronghorn area, new completion approaches have also resulted in superior results.  The 2018 Pronghorn wells are outperforming 2017 wells by 27% with well costs that are 13% lower than the 2017 average.

In the Northern Williston Basin, the Periot wells located in the Cassandra area continue to deliver strong results.  With over 100 days on production, Bakken and Three Forks wells have outperformed competitor wells by 37% and 48%, respectively.  Also, construction on the Ray gas plant was completed during the quarter.  This additional gas capacity will support accelerated activity in the Polar area in 2019 and future activity in the Cassandra area.

In the Southern Williston Basin, the Stenehjem wells in southern Hidden Bench continue to outperform parent wells.  With over 80 days on production, the Stenehjem wells have produced over 90,000 barrels of oil per well on average, a 124% increase relative to parent results.

Whiting believes the above examples demonstrate its core competency in completion design and implementation, which has enabled it to deliver strong results in areas previously considered fully developed or outside the core of the play.

First Quarter 2019 Capital Expenditures Summary

During the first quarter 2019, Whiting’s capital expenditures totaled $219 million.  This includes $18 million for non-operated drilling and completions, $2 million for land and $7 million for facilities.

Operating and Financial Results

The following table summarizes the operating and financial results for the first quarter of 2019 and 2018, including non-cash charges recorded during those periods:

	Three Months Ended
	March 31,
	2019	2018
Production (MBOE/d)	128.67	127.05
Net cash provided by operating activities-MM	$148.5	$232.9
Discretionary cash flow-MM (1)	$199.5	$291.0
Realized price ($/BOE)	$33.77	$42.87
Total operating revenues-MM	$389.5	$515.1
Net income (loss)-MM (2)	$(68.9)	$15.0
Per basic share	$(0.76)	$0.17
Per diluted share	$(0.76)	$0.16

Adjusted net income (loss)-MM (3)	$(14.2)	$83.7
Per basic share	$(0.16)	$0.92
Per diluted share	$(0.16)	$0.92

(1)A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.

(2)Net income (loss) includes $64 million and $28 million of pre-tax, non-cash derivative losses for the three months ended March 31, 2019 and 2018, respectively.

(3)A reconciliation of net income (loss) to adjusted net income (loss) is included later in this news release.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity prices realized for the quarters ended March 31, 2019 and 2018:

	Three Months Ended
	March 31,
	2019	2018	Change
Production
Oil (MMBbl)	7.53	7.74	(3%)
NGLs (MMBbl)	1.95	1.82	7%
Natural gas (Bcf)	12.60	11.27	12%
Total equivalent (MMBOE)	11.58	11.43	1%
Average sales price
Oil (per Bbl):
Price received	$47.71	$58.61	(19%)
Effect of crude oil hedging (1)	0.21	(3.21)
Realized price (2)	$47.92	$55.40	(14%)
Weighted average NYMEX price (per Bbl) (3)	$54.83	$62.92	(13%)
NGLs (per Bbl):
Realized price	$6.62	$23.57	(72%)
Natural gas (per Mcf):
Realized price	$1.36	$1.65	(18%)
Weighted average NYMEX price (per MMBtu) (3)	$3.00	$3.13	(4%)

(1)Whiting received $2 million and paid $25 million in pre-tax cash settlements on its crude oil hedges during the first quarter of 2019 and 2018, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)Whiting’s realized prices  were reduced by $1.71 per Bbl and $1.09 per Bbl in the first quarter of 2019 and 2018, respectively, due to the Redtail deficiency payment.  The remaining contract ends in April 2020.

(3)Average NYMEX prices weighted for monthly production volumes.

First Quarter 2019 and 2018 Costs and Margins

A summary of production and cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended
	March 31,
	2019	2018
	(per BOE, except production)
Production (MMBOE)	11.58	11.43

Sales price, net of hedging	$33.77	$42.87
Lease operating expense	7.26	7.04
Transportation, gathering, compression and other	0.85	1.00
Production and ad valorem tax	2.43	3.32
Cash general & administrative	2.62	2.35
Exploration	0.86	0.46
Cash interest expense	3.48	3.94
	$16.27	$24.76

Outlook for Full-Year 2019

The following table provides guidance for the full-year 2019 based on current forecasts, including Whiting’s full-year 2019 capital budget of $820 million at the midpoint of guidance:

Full Year Guidance 2019
Production (MMBOE)	46.7 - 47.7
Lease operating expense per BOE	$ 6.90 - $ 7.30
Transportation, gathering, compression and other per BOE	$ 0.75 - $ 0.95
General and administrative expense per BOE	$ 2.65 - $ 2.95
Interest expense per BOE	$ 3.90 - $ 4.30
Depreciation, depletion and amortization per BOE	$16.50 - $17.50
Production and ad valorem taxes (% of sales revenue)	7.9% - 8.3%
Oil price differential to NYMEX per Bbl (1)	($5.00) - ($6.00)
Gas price differential to NYMEX per Mcf	($1.25) - ($1.75)

(1)    Does not include the effects of NGLs.

Commodity Derivative Contracts

Whiting is 57% hedged for the remainder of 2019  and 10% hedged for the first half of 2020 as a percentage of March 2019 production.

The following summarizes Whiting’s crude oil hedges as of April 23, 2019:

		Contracted Crude	Weighted Average	As a Percentage of
Derivative	Hedge	(Average Bbls	NYMEX Price	March 2019
Instrument	Period	per Month)	(Per Bbl)	Oil Production
Collars			Floor/Ceiling
	Apr - Jun 2019	1,183,333	$51.13 - $74.94	46.7%
	Jul - Sep 2019	900,000	$52.56 - $75.17	35.6%
	Oct - Dec 2019	900,000	$52.56 - $75.17	35.6%
	Jan - Mar 2020	121,333	$55.00 - $67.33	4.8%
	Apr - Jun 2020	121,333	$55.00 - $67.33	4.8%

Swaps			Fixed Price
	Apr - Jun 2019	250,000	$61.70	9.9%
	Jul - Sep 2019	550,000	$61.43	21.7%
	Oct - Dec 2019	550,000	$61.43	21.7%
	Jan - Mar 2020	121,333	$62.08	4.8%
	Apr - Jun 2020	121,333	$62.08	4.8%

Selected Operating and Financial Statistics

	Three Months Ended
	March 31,
	2019	2018
Selected operating statistics:
Production
Oil, MBbl	7,534	7,740
NGLs, MBbl	1,947	1,816
Natural gas, MMcf	12,597	11,273
Oil equivalents, MBOE	11,580	11,435
Average prices
Oil per Bbl (excludes hedging)	$47.71	$58.61
NGLs per Bbl	$6.62	$23.57
Natural gas per Mcf	$1.36	$1.65
Per BOE data
Sales price (including hedging)	$33.77	$42.87
Lease operating	$7.26	$7.04
Transportation, gathering, compression and other	$0.85	$1.00
Production and ad valorem taxes	$2.43	$3.32
Depreciation, depletion and amortization	$17.11	$16.43
General and administrative	$3.02	$2.75
Selected financial data:
(In thousands, except per share data)
Total operating revenues	$389,489	$515,083
Total operating expenses	$435,486	$416,892
Total other expense, net	$47,783	$83,179
Net income (loss)	$(68,925)	$15,012
Income (loss) per common share, basic	$(0.76)	$0.17
Income (loss) per common share, diluted	$(0.76)	$0.16
Weighted average shares outstanding, basic	91,235	90,892
Weighted average shares outstanding, diluted	91,235	91,310
Net cash provided by operating activities	$148,509	$232,867
Net cash used in investing activities	$(195,467)	$(177,447)
Net cash provided by (used in) financing activities	$35,043	$(904,284)

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2019 to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$1,692	$13,607
Accounts receivable trade, net	278,242	294,468
Derivative assets	5,279	68,342
Prepaid expenses and other	19,823	22,009
Total current assets	305,036	398,426
Property and equipment:
Oil and gas properties, successful efforts method	12,395,177	12,195,659
Other property and equipment	169,834	134,212
Total property and equipment	12,565,011	12,329,871
Less accumulated depreciation, depletion and amortization	(5,190,472)	(5,003,509)
Total property and equipment, net	7,374,539	7,326,362
Deferred income taxes	23,482	-
Other long-term assets	48,738	34,785
TOTAL ASSETS	$7,751,795	$7,759,573

		(Continued)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	March 31,	December 31,
	2019	2018
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$66,575	$42,520
Revenues and royalties payable	195,294	228,284
Accrued capital expenditures	96,615	73,178
Accrued liabilities and other	60,380	69,013
Accrued interest	35,573	55,080
Accrued lease operating expenses	45,025	37,499
Taxes payable	28,335	31,357
Total current liabilities	527,797	536,931
Long-term debt	2,839,402	2,792,321
Asset retirement obligations	136,023	131,544
Operating lease obligations	13,898	-
Deferred income taxes	-	1,373
Other long-term liabilities	32,326	27,088
Total liabilities	3,549,446	3,489,257
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 225,000,000 shares authorized; 91,831,385 issued and 91,279,578 outstanding as of March 31, 2019 and 92,067,216 issued and 91,018,692 outstanding as of December 31, 2018	92	92
Additional paid-in capital	6,415,128	6,414,170
Accumulated deficit	(2,212,871)	(2,143,946)
Total equity	4,202,349	4,270,316
TOTAL LIABILITIES AND EQUITY	$7,751,795	$7,759,573

		(Concluded)

WHITING PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
OPERATING REVENUES
Oil, NGL and natural gas sales	$389,489	$515,083
OPERATING EXPENSES
Lease operating expenses	84,077	80,421
Transportation, gathering, compression and other	9,841	11,471
Production and ad valorem taxes	28,156	37,979
Depreciation, depletion and amortization	198,132	187,919
Exploration and impairment	19,749	15,286
General and administrative	34,974	31,480
Derivative loss, net	62,905	52,664
Loss on sale of properties	23	2,576
Amortization of deferred gain on sale	(2,371)	(2,904)
Total operating expenses	435,486	416,892
INCOME (LOSS) FROM OPERATIONS	(45,997)	98,191
OTHER INCOME (EXPENSE)
Interest expense	(48,099)	(52,899)
Loss on extinguishment of debt	-	(31,160)
Interest income and other	316	880
Total other expense	(47,783)	(83,179)
INCOME (LOSS) BEFORE INCOME TAXES	(93,780)	15,012
INCOME TAX BENEFIT
Deferred	(24,855)	-
Total income tax benefit	(24,855)	-
NET INCOME (LOSS)	$(68,925)	$15,012
INCOME (LOSS) PER COMMON SHARE
Basic	$(0.76)	$0.17
Diluted	$(0.76)	$0.16
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	91,235	90,892
Diluted	91,235	91,310

WHITING PETROLEUM CORPORATION

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Net income (loss)	$(68,925)	$15,012
Adjustments:
Amortization of deferred gain on sale	(2,371)	(2,904)
Loss on sale of properties	23	2,576
Impairment expense	9,843	10,050
Loss on extinguishment of debt	-	31,160
Total measure of derivative loss reported under U.S. GAAP	62,905	52,664
Total net cash settlements received (paid) on commodity derivatives during the period	1,530	(24,837)
Tax impact of adjustments above	(17,235)	-
Adjusted net income (loss) (1)	$(14,230)	$83,721
Adjusted net income (loss) per share, basic	$(0.16)	$0.92
Adjusted net income (loss) per share, diluted	$(0.16)	$0.92

(1)    Adjusted Net Income (Loss) is a non-GAAP financial measure. Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
Net cash provided by operating activities	$148,509	$232,867
Operating cash outflow for settlement of commodity derivative contract	-	61,036
Exploration	9,906	5,236
Changes in working capital	41,070	(8,131)
Discretionary cash flow (1)	$199,485	$291,008

(1)   Discretionary cash flow is a non-GAAP measure.  Such measure is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday,  May 2, 2019 at 11:00 a.m. ET (10:00 a.m. CT, 9:00 a.m. MT) to discuss Whiting’s first quarter 2019 financial and operating results.  Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10130657.  Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328‑5506 (U.S.), (866) 450‑4696 (Canada) or (412) 317‑5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday,  May 2, 2019 and continuing through Thursday,  May 9, 2019.   You may access this replay at (877) 344‑7529 (U.S.), 855‑669‑9658 (Canada) or (412) 317‑0088 (International) and enter the pass code 10130657.   You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that develops, produces, acquires and explores for crude oil, natural gas and natural gas liquids primarily in the Rocky Mountains region of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota and Montana and the Niobrara play in northeast Colorado.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements.  When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in or extended periods of low oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness, ability to comply with debt covenants and periodic redeterminations of the borrowing base under our credit agreement; the geographic concentration of our operations; impacts to financial statements as a result of impairment write-downs; federal and state initiatives relating to the regulation of hydraulic fracturing and air emissions; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; inaccuracies of our reserve estimates or our assumptions underlying them; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations; our ability to successfully complete asset dispositions and the risks related thereto; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; the potential impact of changes in laws that could have a negative effect on the oil and gas industry; our ability to replace our oil and natural gas reserves; negative impacts from litigation and legal proceedings; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2018.   We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

Readers are cautioned that initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.  In particular, production from horizontal drilling in shale oil and natural gas resource plays and tight natural gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.